Exhibit 10.1

September 29, 2010

Mary Dotz

Re: Amendment to Separation Agreement dated June 15, 2010 and Employment Agreement dated March 7, 2008.

Dear Mary,

As we have previously discussed, your transiton period is extended and your final termination date is now January 4, 2011. You will remain on ADPT’s payroll and continue to receive payroll checks through your termination date. Your final payroll check will include any unused accrued vacation. Your current health and welfare benefits will end on January 31, 2011.

Your severance pay will be paid out at the original date of 9/30/2010 and no additional severance will be due to you on your final termination date. However, provided you remain an employee of ADPT Corporation through January 4, 2011, ADPT Corporation shall reimburse you for your COBRA benefits effective February 1, 2011 through and until December 31, 2011 and your outplacement assistance will be available for sign up, for up to two months from your final termination date.

In addition, you will receive a new retention award of $75,000 to be paid on January 4, 2011 if you remain employed by ADPT Corporation through that date. If you are terminated without cause by ADPT Corporation prior to your termination date, you will still be entitled to receive the retention award, the COBRA benefits and outplacement assistance offered in this letter.

Finally, this letter shall also serve to amend Section 8(c) of your Employment Agreement dated March 7, 2008 to clarify the intent of said Section 8(c). Accordingly, the second sentence of that section is deleted in its entirety and replaced with the following:

“Under certain circumstances and conditioned upon Employee’s execution of a release and waiver of claims within 30 days of the Employee’s termination of employment (acceptable to, and in such form and substance as provided by, Adaptec) against Adaptec, its officers and directors, Employee will also be entitled to receive the payments and benefits as set forth below; provided, however, that Employee shall not be entitled to the payments and benefits set forth below in the event Employee’s termination occurs following the three-year anniversary of the Effective Date.”

[the remainder of this page is left intentionally blank]

ADPT Corporation, 691 South Milpitas Boulevard, Milpitas, California 95035 Phone (408) 945-8600 Fax (408) 262-2533

Please sign and return this memo to acknowledge your amended termination date and your new retention bonus.

Sincerely,

/s/ JOHN QUICKE

John Quicke Interim President and Chief Executive Officer

I have read and acknowledge the above and agree to the transition dates.

Agreed:

Dated: Sept 29, 2010	BY:	Mary Dotz /	/s/ MARY DOTZ
	Print		/ (Signature)

ADPT Corporation, 691 South Milpitas Boulevard, Milpitas, California 95035 Phone (408) 945-8600 Fax (408) 262-2533